LIMITED POWER OF ATTORNEY

I, Lowell Junkins, do hereby grant power of attorney to each of Stephen P. Mullery, Christy M. Prendergast, and Anjali Desai for the sole purpose of filing Forms 3, 4, or 5 to report my transactions in Farmer Mac securities with the Securities and Exchange Commission as required by Section 16(b) of the Securities Exchange Act of 1934 and with the Farm Credit Administration (FCA) as required by regulations issued by the FCA.  This Limited Power of Attorney will remain in effect until revoked in writing by me.

Dated: December 6, 2012

Signature: /s/ Lowell Junkins